UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
(RULE 13d - 102)

Information to be included in statements filed pursuant
to Rules 13d-1(b), (c) and (d) and amendments thereto filed
pursuant to 13d-2(b)

(AMENDMENT NO.1)*

Globe Specialty Metals, Inc.
(Name of Issuer)

Common Stock, $.0001 par value
(Title of Class of Securities)

37954N206
(CUSIP Number)

December 31, 2009
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule
pursuant to which this Schedule is filed:

[ ]        Rule 13d-1(b)
[x]        Rule 13d-1(c)
[ ]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the Following Pages)

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Corsair Capital Partners, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             793,729

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             793,729

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             793,729

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.1%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Corsair Long Short Partners, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             2,076

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             2,076

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,076

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             Less than 0.1%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Corsair Select, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             841,871

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             841,871

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             841,871

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.1%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Corsair Capital Partners 100, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             63,764

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             63,764

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             63,764

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.1%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Corsair Select 100, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             41,614

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             41,614

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             41,614

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.1%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Corsair Capital Investors, Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             105,158

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             105,158

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             105,158

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.1%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Corsair Capital Management, L.L.C.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,848,212

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,848,212

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,848,212

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.5%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Jay R. Petschek

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             365,198

6.      SHARED VOTING POWER

             1,848,212

7.      SOLE DISPOSITIVE POWER

             365,198

8.      SHARED DISPOSITIVE POWER

             1,848,212

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,213,410

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.0%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Steven Major

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             1,256,067

6.      SHARED VOTING POWER

             1,848,212

7.      SOLE DISPOSITIVE POWER

             1,256,067

8.      SHARED DISPOSITIVE POWER

             1,848,212

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,104,279

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.2%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

This statement is filed with respect to the shares of common stock, $.0001 par value (the "Common Stock") of Globe Specialty Metals, Inc. (the "Issuer") beneficially owned by the Reporting Persons identified below as of December 31, 2009, and amends and supplements the Schedule 13G originally filed on August 10, 2009 (collectively, the "Schedule 13G").  Except as set forth herein, the Schedule 13G is unmodified.

The names of the persons filing this statement on Schedule 13G are: Corsair Capital Partners, L.P. (“Corsair Capital”), Corsair Long Short Partners, L.P. (“Corsair Long Short”), Corsair Select, L.P. (“Corsair Select”), Corsair Capital Partners 100, L.P. (“Corsair 100”), Corsair Select 100, L.P. (“Corsair Select 100”), Corsair Capital Investors, Ltd. (“Corsair Investors”), Corsair Capital Management, L.L.C. (“Corsair Management”), Jay R. Petschek (“Mr. Petschek”) and Steven Major (“Mr. Major” and collectively, the “Reporting Persons”).  Corsair Management is the investment manager of Corsair Capital, Corsair Long Short, Corsair Select, Corsair 100, Corsair Select 100 and Corsair Investors.  Messrs. Petschek and Major are the controlling persons of Corsair Management.

ITEM 4.         OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)   Amount beneficially owned:

Corsair Capital owns 793,729 shares of Common Stock.

Corsair Long Short owns 2,076 shares of Common Stock.

Corsair Select owns 841,871 shares of Common Stock.

Corsair 100 owns 63,764 shares of Common Stock.

Corsair Select 100 owns 41,614 shares of Common Stock.

Corsair Investors owns 105,158 shares of Common Stock.

Corsair Management, as the investment manager of each of Corsair Capital, Corsair Long Short, Corsair Select, Corsair 100, Corsair Select 100 and Corsair Investors, is deemed to beneficially own the 1,848,212 shares of Common Stock beneficially owned by them.

Mr. Petschek, as a controlling person of Corsair Management, is deemed to individually beneficially own 2,213,410 shares of Common Stock, consisting of: (i) the 1,848,212 shares of Common Stock beneficially owned by Corsair Management and (ii) 365,198 shares of Common Stock that he owns personally.

Mr. Major, as a controlling person of Corsair Management, is deemed to individually beneficially own 3,104,279 shares of Common Stock, consisting of: (i) the 1,848,212 shares of Common Stock beneficially owned by Corsair Management, (ii) 1,256,067 shares of Common Stock that he owns personally or by his children.

Collectively, the Reporting Persons beneficially own 3,469,477 shares of Common Stock.

Additionally, please note that certain employees of Corsair Management, in the aggregate, own shares of Common Stock.  The Reporting Persons disclaim beneficial ownership of the shares of Common Stock owned by such employees and disclaim membership with such employees in any group described in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(b)	Percent of Class:

Corsair Capital’s ownership of 793,729 shares of Common Stock represents 1.1% of all the outstanding shares of Common Stock.

Corsair Long Short’s ownership of 2,076 shares of Common Stock represents Less than 0.1% of all the outstanding shares of Common Stock.

Corsair Select’s ownership of 841,871 shares of Common Stock represents 1.1% of all the outstanding shares of Common Stock.

Corsair 100’s ownership of 63,764 shares of Common Stock represents 0.1% of all the outstanding shares of Common Stock.

Corsair Select 100’s ownership of 41,614 shares of Common Stock represents 0.1% of all the outstanding shares of Common Stock.

Corsair Investors’ ownership of 105,158 shares of Common Stock represents 0.1% of all the outstanding shares of Common Stock.

Corsair Management’s beneficial ownership of 1,848,212 shares of Common Stock represents 2.5% of all the outstanding shares of Common Stock.

The 2,213,410 shares of Common Stock deemed to be beneficially owned by Mr. Petschek represent 3.0% of all the outstanding shares of Common Stock.

The 3,104,279 shares of Common Stock deemed to be beneficially owned by Mr. Major represent 4.2% of all the outstanding shares of Common Stock.

Collectively, the Reporting Persons beneficially own 3,469,477 shares of Common Stock representing 4.7% of all the outstanding shares of Common Stock.

(c)   Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

Mr. Petschek has the sole power to vote or direct the vote of the 365,198 shares of Common Stock that he owns personally.

Mr. Major has the sole power to vote or direct the vote of the 1,256,067 shares of Common Stock that he owns personally or that are owned by his children.

(ii)	Shared power to vote or to direct the vote of shares of Common Stock:

Corsair Capital, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote of 793,729 shares of Common Stock owned by Corsair Capital.

Corsair Long Short, Corsair Management, Mr. Petschek and Mr. Major have the shared power to vote or direct the vote of 2,076 shares of Common Stock owned by Corsair Long Short.

Corsair Select, Corsair Management, Mr. Petschek and Mr. Major have the shared power to vote or direct the vote of 841,871 shares of Common Stock owned by Corsair Select.

Corsair 100, Corsair Management, Mr. Petschek and Mr. Major have the shared power to vote or direct the vote of 63,764 shares of Common Stock owned by Corsair 100.

Corsair Select 100, Corsair Management, Mr. Petschek and Mr. Major have the shared power to vote or direct the vote of 41,614 shares of Common Stock owned by Corsair Select 100.

Corsair Investors, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote of 105,158 shares of Common Stock owned by Corsair Investors.

(iii)	Sole power to dispose or to direct the disposition of shares of Common Stock:

Mr. Petschek has the sole power to dispose or to direct the disposition of the 365,198 shares of Common Stock that he owns personally.

Mr. Major has the sole power to dispose or to direct the disposition of the 1,256,067 shares of Common Stock that he owns personally or that are owned by his children.

(iv)	Shared power to dispose or to direct the disposition of shares of Common Stock:

Corsair Capital, Corsair Management, Mr. Petschek and Mr. Major have the power to dispose or to direct the disposition of 793,729 shares of Common Stock owned by Corsair Capital.

Corsair Long Short, Corsair Management, Mr. Petschek and Mr. Major have the power to dispose or to direct the disposition of 2,076 shares of Common Stock owned by Corsair Long Short.

Corsair Select, Corsair Management, Mr. Petschek and Mr. Major have the power to dispose or to direct the disposition of 841,871 shares of Common Stock owned by Corsair Select.

Corsair 100, Corsair Management, Mr. Petschek and Mr. Major have the power to dispose or to direct the disposition of 63,764 shares of Common Stock owned by Corsair 100.

Corsair Select 100, Corsair Management, Mr. Petschek and Mr. Major have the power to dispose or to direct the disposition of 41,614 shares of Common Stock Corsair Select 100.

Corsair Investors, Corsair Management, Mr. Petschek and Mr. Major have the power to dispose or to direct the disposition of 105,158 shares of Common Stock owned by Corsair Investors.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 10.        CERTIFICATION.

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated:  February 16, 2010
CORSAIR CAPITAL PARTNERS, L.P.
By:  Corsair Capital Advisors, L.L.C.,
General Partner

By: /s/ Jay Petschek
        Jay Petschek, Managing Member

CORSAIR LONG SHORT PARTHERS, L.P.
By:  Corsair Capital Advisors, L.L.C.,
General Partner

By: /s/ Jay Petschek
        Jay Petschek, Managing Member

CORSAIR SELECT, L.P.
By:  Corsair Select Advisors, L.L.C.,
General Partner

By: /s/ Jay Petschek
        Jay Petschek, Managing Member

CORSAIR CAPITAL PARTNERS 100, L.P.
By:  Corsair Capital Advisors, L.L.C.,
General Partner

By: /s/ Jay Petschek
        Jay Petschek, Managing Member

CORSAIR SELECT 100, L.P.
By:  Corsair Select Advisors, L.L.C.,
General Partner

By: /s/ Jay Petschek
        Jay Petschek, Managing Member

CORSAIR CAPITAL INVESTORS, LTD.
By:  Corsair Capital Management, L.L.C.,
Director

By: /s/ Jay Petschek
        Jay Petschek, Managing Member

CORSAIR CAPITAL MANAGEMENT, L.L.C.

By: /s/ Jay Petschek
        Jay Petschek, Managing Member

/s/ Jay Petschek
    Jay Petschek

/s/ Steven Major
    Steven Major